EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 9, 2008 with respect to the statement of condition including the related securities portfolio S&P Dividend Growth Opportunities Trust, Series 13 (including in Van Kapmen Unit Trusts, Series 773) as of July 9, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
July 9, 2008